Exhibit 99.1

GLOBAL PARTNERS LP

Contacts:

Daphne H. Foster	Edward Faneuil
Chief Financial Officer	Executive Vice President,
Global Partners LP	General Counsel and Secretary
(781) 894-8800	Global Partners LP
(781) 894-8800

GLOBAL PARTNERS AFFIRMS 2013 EBITDA GUIDANCE;
WILL RESTATE INTERIM 2013 QUARTERS PRIMARILY TO
CORRECT ACCOUNTING FOR RINS

2013 10-K Expected To Be Filed By March 31, 2014

Waltham, MA, March 13, 2014 — Global Partners LP (NYSE: GLP) today announced that the Partnership is affirming full year 2013 EBITDA guidance of $150 million to $175 million. After taking into account a $10 million accrued obligation in the fourth quarter of 2013 related to its accounting for Renewal Identification Numbers (RINs), the Partnership expects its results to be at the lower end of the EBITDA range. The Partnership also announced that it will restate interim financial results for 2013 primarily to reflect a correction in its accounting for RINs.

A RIN is a serial number assigned to a batch of biofuel for the purpose of tracking its production, use, and trading as required by the Environmental Protection Agency’s Renewable Fuel Standard that originated with the Energy Policy Act of 2005.  To evidence that the required volume of renewable fuel is blended with gasoline, obligated parties must acquire sufficient RINs to cover their Renewable Volume Obligation (RVO). The Partnership’s EPA obligations relative to renewable fuel reporting are largely limited to the foreign gasoline that the Partnership may choose to import.  The Partnership separates RINs from renewable fuel through blending with gasoline throughout its terminal system and can use those separated RINs to settle its RVO obligation. While the annual compliance period for RVO is a calendar year, the settlement of the RVO can occur more than one year after the close of the compliance period.

In the absence of published GAAP guidelines with respect to the proper accounting treatment for RINs, the Partnership applied what it believed was appropriate accounting for RINs.  Upon further evaluation during 2014, the Partnership considered industry practice and analogies to other accounting literature and corrected its accounting for RINs, which included the recognition of a mark-to-market liability associated with an RVO deficiency at year-end. The Partnership retroactively applied this accounting to the first three quarters of 2013.    Accordingly, the Partnership will restate its previously issued unaudited consolidated financial statements and file Form 10-Q/As for March 31, 2013, June 30, 2013 and September 30, 2013 as soon as reasonably practicable.  The impact to periods prior to 2013 was determined to be immaterial.

The total impact of the restatements reflecting accounting adjustments related to RINs is a decrease in net income and EBITDA in each of the first three quarters of 2013, which reverse in the fourth quarter of 2013 with a corresponding increase to net income and EBITDA.  Application of this accounting principle in the fourth quarter of 2013 is expected to result in a reduction in net income and EBITDA of approximately $10 million for the year, reflecting the Partnership’s recognition at December 31, 2013 of a $13 million mark-to-market obligation offset by RIN inventory of approximately $3 million.  The obligation does not represent cash outflows in the period, but represents an estimate of the amount of cash that may be required in future periods to acquire RINs, if necessary, to satisfy the Partnership’s RVO at that point in time. The obligation does not reflect any forward purchases of RINs or RINs that could be obtained through blending activities.

The Partnership will also restate an accrued obligation affecting cost of goods sold specific to the procurement of petroleum products as a result of a retrospective review of the aging of accrued obligations that identified certain out of period adjustments.  These adjustments will result in an increase in net income and EBITDA for each of the first three quarters in 2013, which reverses in the fourth quarter of 2013.

As illustrated below, the adjustments associated with the restatement in each of the first three quarters of 2013 will reverse in their entirety in the fourth quarter of 2013, resulting in no impact to net income and EBITDA for the full year. Other adjustments, if any, are expected to be immaterial.

	Restatement Adjustments			Reversal Adjustments
In Millions	Three Months Ended 3/31/2013	Three Months Ended 6/30/2013	Three Months Ended 9/30/2013	Three Months Ended 12/31/2013	Restatement Impact on Year Ended 12/31/2013

Adjustments to net income and EBITDA:
RINs	$(6.3)	$(16.5)	$(4.5)	$27.3	$—
Cost of goods sold accrual	1.9	2.7	5.1	(9.7)	—
Total adjustments to net income and EBITDA	$(4.4)	$(13.8)	$0.6	$17.6	$—

Due to the additional time required to address the restatement of the Partnership’s previously issued unaudited consolidated financial statements for March 31, 2013, June 30, 2013 and September 30, 2013,   the Partnership’s filing of its Annual Report on Form 10-K for the year ended December 31, 2013 will be delayed. The Partnership intends to announce its fourth-quarter and full year 2013 financial results and file its Form 10-K no later than Monday, March 31, 2014.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. Global is a leader in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to the East and West Coasts for distribution to refiners and other customers. With a portfolio of approximately 900 locations primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, Global is a distributor of natural gas and propane. Global is No. 157 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

This news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.